Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Adamis Pharmaceuticals Corporation and Subsidiaries:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Adamis Pharmaceuticals Corporation and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in the Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 30, 2020, expressed an unqualified opinion.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2 to the financial statements. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Mayer Hoffman McCann P.C.

We served as the Company’s auditor from 2007 to 2020.

San Diego, California

March 30, 2020, except as it relates to Note 20, as to which the date is October 5, 2020.

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$8,810,636	$19,271,642
Accounts Receivable, net	1,877,655	1,155,166
Inventories, net	2,061,097	3,279,032
Prepaid Expenses and Other Current Assets	1,127,322	2,078,413
	13,876,710	25,784,253
LONG TERM ASSETS
Security Deposits	54,655	54,655
Intangible Assets, net	11,127,562	13,210,596
Goodwill	7,640,622	7,640,622
Fixed Assets, net	11,667,416	9,867,921
Right-of-Use Assets	1,873,552	—
Other Non-Current Assets	1,600,000	1,800,000
Total Assets	$47,840,517	$58,358,047
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$4,267,654	$4,170,720
Deferred Revenue	915,671	1,011,246
Accrued Other Expenses	2,428,619	2,340,095
Accrued Bonuses	—	1,448,505
Lease Liabilities, current portion	444,621	—
Bank Loans - Building and Equipment, current portion	2,153,182	2,583,134
	10,209,747	11,553,700
LONG TERM LIABILITIES
Deferred Tax Liability, net	112,530	112,530
Lease Liabilities, net of current portion	1,480,996	—
Total Liabilities	11,803,273	11,666,230
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred Stock - Par Value $0.0001; 10,000,000 Shares Authorized; Series A-2 convertible, Zero and Zero Issued and Outstanding at December 31, 2019 and December 31, 2018, respectively.	—	—
Common Stock - Par Value $0.0001; 100,000,000 Shares Authorized; 62,352,465 and 47,814,315 Issued, 61,829,508 and 47,291,358 Outstanding at December 31, 2019 and December 31, 2018, respectively.	6,235	4,781
Additional Paid-in Capital	218,350,785	199,696,656
Accumulated Deficit	(182,314,526)	(153,004,370)
Treasury Stock, at cost - 522,957 Shares at December 31, 2019 and December 31, 2018.	(5,250)	(5,250)
Total Stockholders’ Equity	36,037,244	46,691,817
	$47,840,517	$58,358,047

The accompanying notes are an integral part of these Consolidated Financial Statements

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2019	Year Ended December 31, 2018
REVENUE, net	$22,113,869	$15,086,643
COST OF GOODS SOLD	15,478,815	9,797,988
Gross Profit	6,635,054	5,288,655

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	25,287,568	25,948,062
RESEARCH AND DEVELOPMENT	10,375,991	18,793,836
LOSS ON IMPAIRMENT	322,106	10,517
Loss from Operations	(29,350,611)	(39,463,760)

OTHER INCOME (EXPENSE)
Interest Expense	(123,258)	(157,765)
Interest Income	175,772	245,403
Total Other Income (Expense)	52,514	87,638
(Loss) Before Income Taxes	(29,298,097)	(39,376,122)
Income Tax (Expense) Benefit	(8,672)	369,340
Net (Loss)	$(29,306,769)	$(39,006,782)
Basic & Diluted (Loss) Per Share:
Basic & Diluted (Loss) Per Share	$(0.55)	$(1.00)
Basic & Diluted Weighted Average Shares Outstanding	53,263,918	39,085,490

The accompanying notes are an integral part of these Consolidated Financial Statements

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A-2 Convertible Preferred Stock		Common Stock			Treasury Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Shares	Amount	Accumulated Deficit	Total
Balance December 31, 2017	—	$—	33,696,920	$3,369	$153,546,932	307,540	$(5,229)	$(113,997,588)	$39,547,484
Common Stock Issued, net of issuance cost of $2,630,242	—	—	13,416,667	1,342	37,618,416	—	—	—	37,619,758
Common Stock Issued for Exercised Options	—	—	750	—	—	—	—	—	—
Common Stock Issued for Exercised Warrants	—	—	699,978	70	(70)	—	—	—	—
Payment of Bank Loan - Line of Credit	—	—	—	—	1,996,062	—	—	—	1,996,062
Purchase of Treasury Stock	—	—	—	—	21	215,417	(21)	—	—
Share Based Compensation	—	—	—	—	6,535,295	—	—	—	6,535,295
Net (Loss)	—	—	—	—	—	—	—	(39,006,782)	(39,006,782)
Balance December 31, 2018	—	$—	47,814,315	$4,781	$199,696,656	522,957	$(5,250)	$(153,004,370)	$46,691,817
Common Stock Issued, net of issuance cost of $1,012,130	—	—	13,800,000	1,380	12,786,490	—	—	—	12,787,870
Cumulative effect from adoption of Topic 842(1)	—	—	—	—	—	—	—	(3,387)	(3,387)
Issuance of Restricted Stock Units	—	—	738,150	74	(74)	—	—	—	—
Share Based Compensation	—	—	—	—	5,867,713	—	—	—	5,867,713
Net (Loss)	—	—	—	—	—	—	—	(29,306,769)	(29,306,769)
Balance December 31, 2019	—	$—	62,352,465	$6,235	$218,350,785	522,957	$(5,250)	$(182,314,526)	$36,037,244

(1)	The Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases. Refer to the recent accounting pronouncements footnote for further details.

The accompanying notes are an integral part of these Consolidated Financial Statements

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2019	Year Ended December 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	$(29,306,769)	$(39,006,782)
Adjustments to Reconcile Net (Loss) to Net
Cash (Used in) Operating Activities:
Stock Based Compensation	5,867,713	6,535,295
Provision for Bad Debts	22,660	95,937
Provision for Excess and Obsolete Inventory	871,066	3,525,783
Non-Cash Operating Lease Expense	18,460	—
Depreciation and Amortization Expense	2,944,516	3,098,916
Loss on Impairment of Inventory	322,106	—
Loss on Impairment of Fixed Assets	—	10,517
Gain on Sale of Fixed Assets	(9,000)	(758)
Deferred Tax Provision	—	(372,472)
Change in Assets and Liabilities:
(Increase) Decrease in:
Accounts Receivable	(745,149)	(421,013)
Inventories	24,763	(4,980,257)
Prepaid Expenses and Other Current Assets	951,091	(1,604,233)
Other Non-Current Assets	—	(1,800,000)
Increase (Decrease) in:
Accounts Payable	574,510	846,123
Deferred Revenue	(95,575)	996,488
Accrued Other Expenses and Bonuses	(1,326,060)	418,907
Net Cash (Used in) Operating Activities	(19,885,668)	(32,657,549)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment	(2,866,418)	(3,535,364)
Net Cash (Used in) Investing Activities	(2,866,418)	(3,535,364)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Stock, net of issuance cost	12,787,870	37,619,758
Principal Payment of Finance Leases	(66,838)	—
Payments of Bank Loan	(429,952)	(487,905)
Net Cash Provided by Financing Activities	12,291,080	37,131,853
(Decrease) Increase in Cash and Cash Equivalents	(10,461,006)	938,940
Cash:
Beginning, Cash and Cash Equivalents	19,271,642	18,332,702
Ending, Cash and Cash Equivalents	$8,810,636	$19,271,642

The accompanying notes are an integral part of these Consolidated Financial Statements

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2019	Year Ended December 31, 2018
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Income Taxes	$9,001	$5,613
Cash Paid for Interest	$106,784	$181,277

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Increase (Decrease) in Accrued Capital Expenditures	$(477,576)	$405,477
Exercise of Warrants for Payment of Working Capital Line	$—	$1,996,062
Acquisition of Treasury Shares in Connection with Warrant Exercise	$—	21

The accompanying notes are an integral part of these Consolidated Financial Statements

Notes to the Consolidated Financial Statements

NOTE 1:      NATURE OF BUSINESS

The company formerly named Adamis Pharmaceuticals Corporation, or Old Adamis, was founded in June 2006 as a Delaware corporation. Effective April 1, 2009, Old Adamis completed a business combination transaction with Cellegy Pharmaceuticals, Inc., or Cellegy. Before the merger, Cellegy was a public company and Old Adamis was a private company. In connection with the consummation of the merger and pursuant to the terms of the definitive merger agreement relating to the transaction, Cellegy was the surviving corporation in the merger and changed its name from Cellegy Pharmaceuticals, Inc. to Adamis Pharmaceuticals Corporation (the “Company,” “Adamis Pharmaceuticals” or “Adamis”), and Old Adamis survived as a wholly-owned subsidiary and changed its corporate name to Adamis Corporation. The Company has three wholly-owned subsidiaries: Adamis Corporation; U.S. Compounding, Inc.; and Biosyn, Inc.

On April 11, 2016, the Company completed its acquisition of U.S. Compounding, Inc., an Arkansas corporation (“USC”), pursuant to the terms of the Agreement and Plan of Merger dated March 28, 2016 (the “Merger Agreement”) and entered into by and among the Company, USC and Ursula MergerSub Corp., an Arkansas corporation and a wholly owned subsidiary of the Company (“MergerSub”). Pursuant to the terms of the Merger Agreement, MergerSub merged with and into USC (the “Merger”), with USC surviving as a wholly owned subsidiary of the Company.

USC, which is registered as a drug compounding outsourcing facility under Section 503B of the U.S. Food, Drug & Cosmetic Act and the U.S. Drug Quality and Security Act, provides prescription compounded medications, including compounded sterile preparations and non-sterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients in many states throughout the United States. USC also provides certain veterinary pharmaceutical products for animals.

NOTE 2:      GOING CONCERN

The Company’s consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has incurred substantial recurring losses from operations, has used, rather than provided, cash in the Company’s continuing operations, and is dependent on additional financing to fund operations. As of December 31, 2019, the Company had cash and cash equivalents of approximately $8.8 million, an accumulated deficit of approximately $182.3 million, and liabilities of approximately $11.8 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The Company will need additional funding before the end of fiscal 2020 to continue operations, satisfy its obligations and fund the future expenditures that will be required to conduct the clinical and regulatory work to develop its product candidates. Management intends to attempt to secure additional required funding through equity or debt financings, sales or out-licensing of product candidates or other intellectual property assets, revenues from sales of compounded sterile formulations, share of profits received relating to sales in the U.S. of the Company’s SYMJEPI products, seeking partnerships or commercialization agreements with other pharmaceutical companies or third parties to co-develop and fund research and development or commercialization efforts relating to the Company’s products, from a business combination, or similar transactions. However, there can be no assurance that the Company will be able to obtain any sources of funding.

NOTE 3:      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include Adamis Pharmaceuticals and its wholly-owned operating subsidiaries. All significant intra-entity balances and transactions have been eliminated in consolidation.

Segment Information

The Company is engaged primarily in the discovery, development and sales of pharmaceutical, biotechnology and other drug products. The Company has historically operated in one operating segment. See Note 20.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates, and the differences could be material.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Cash equivalents are comprised of money market funds and certificates of deposit.

Accounts Receivable

Accounts receivable are reported at the amount management expects to collect on outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and credit to allowance for doubtful accounts. Uncollectible amounts are based on the Company’s history of past write-offs and collections and current credit conditions. Allowance for doubtful accounts as of December 31, 2019 and 2018 was approximately $99,000 and $175,000, respectively.

Inventories

Inventories are valued at the lower of cost or net realizable value. The costs of inventories are determined using the first-in, first-out (“FIFO”) method. Inventories consist of compounding formulation raw materials, work-in-process, currently marketed products, and device supplies. Monthly, the Company reviews the expiration dates of the raw materials, work-in-process and finished goods inventory, and a reserve for obsolescence is recorded based on the expiration dates. Reserve for obsolescence as of December 31, 2019 and 2018 was approximately $473,000 and $526,000, respectively.

Fixed Assets

Fixed assets are recorded at historical cost or fair value as of the date acquired, and depreciated on a straight line basis with useful lives ranging from 3-30 years.

Acquisitions

The Company has previously engaged in business combination activity. The accounting for business combinations requires management to make judgments and estimates of the fair value of assets acquired, including the identification and valuation of intangible assets, as well as liabilities assumed. Such judgments and estimates directly impact the amount of goodwill recognized in connection with each acquisition, as goodwill represents the excess of the purchase price of an acquired business over the fair value of its net tangible and identifiable intangible assets.

Goodwill and Other Long-Lived Assets

Goodwill, which has an indefinite useful life, represents the excess of purchase consideration over fair value of net assets acquired. Goodwill is reviewed for impairment at least annually as of December 31 each year, or more frequently if events occur indicating the potential for impairment. During its goodwill impairment review, the Company may assess qualitative factors to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount, including goodwill. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance of the Company.

In performing the Company’s goodwill impairment tests during 2019, the Company utilized the approach prescribed under the Accounting Standard Codification, or ASC, 350, as amended by Accounting Standard Update, or ASU, 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which the Company adopted on January 1, 2017. ASU 2017-04 requires that an entity perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value.

The Company evaluates its long-lived assets with definite lives, such as property and equipment, acquired technology, customer relationships, patent and license rights, for impairment by considering competition by products prescribed for the same indication, the likelihood and estimated future entry of non-generic and generic competition with the same or similar indication and other related factors. The factors that drive the estimate of the life are often uncertain and are reviewed on a periodic basis or when events occur that warrant review. Recoverability is measured by comparison of the assets’ book value to future net undiscounted cash flows that the assets are expected to generate.

The Company performed an annual impairment analysis as of December 31, 2019 and 2018, and no impairment of goodwill or other long-lived assets was identified.

Derivative Instruments and Hedging Activities

Derivatives are recognized as either assets or liabilities in the consolidated balance sheets and are measured at fair value. The treatment of gains and losses resulting from changes in the fair values of derivative instruments is dependent on the use of the respective derivative instrument and whether they qualify for hedge accounting. As of December 31, 2019 and 2018, there were no derivative instruments.

Revenue Recognition

The Company recognizes revenues pursuant to ASC Topic 606, “Revenue from Contracts with Customers” (ASC 606). Accordingly, revenue is recognized at an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring goods or services to a customer. This principle is applied using the following 5-step process: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) each performance obligation is satisfied. Revenue arrangements consist of a single performance obligation of which control is transferred at a point in time, and represents the amount of consideration the Company expects to receive in exchange for transferring the goods.

Cost of Goods Sold

The Company’s cost of goods sold includes direct and indirect costs to manufacture formulations and sell products, including active pharmaceutical ingredients, personnel costs, packaging, storage, shipping and handling costs, the write-off of obsolete inventory and other related expenses.

Stock-Based Compensation

The Company accounts for stock-based compensation transactions in which the Company receives employee services in exchange for restricted stock units (“RSUs”) or options to purchase common stock and the Company recognizes stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period. Stock-based compensation cost for RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. Stock-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes option-pricing model.

Research and Development

Research and development costs are expensed as incurred. Non-refundable advance payments for goods and services to be used in future research and development activities are recorded as an asset and are expensed when the research and development activities are performed. For the years ended December 31, 2019 and 2018, the Company incurred approximately $10.4 million and $18.8 million, respectively, on all research and development activities.

Legal Expense

Legal fees are expensed as incurred and are included in selling, general and administrative expenses on the consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under the deferred income tax method. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets and liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more-likely-than-not” criteria.

The Company accounts for uncertain tax positions in accordance with accounting guidance which requires the Company to recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company is subject to income taxes in the United States and various states. Tax years since the Company’s inception remain open to examination by the major taxing jurisdictions to which the Company is subject. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in its income tax expense, if any. No interest or penalties have been accrued for any presented periods.

Basic and Diluted Net Loss Per Share

The Company computes basic loss per share by dividing the loss attributable to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period. The diluted loss per share calculation is based on the treasury stock method and gives effect to dilutive options, warrants, convertible notes, convertible preferred stock and other potential dilutive common stock. The effect of common stock equivalents was anti-dilutive and was excluded for all periods presented from the calculation of weighted average shares outstanding. Potential dilutive securities for the years ended December 31, 2019 and 2018 consist of outstanding warrants (15,934,670 shares and 2,138,887 shares, respectively), outstanding options (7,837,245 shares and 9,298,101 shares, respectively), and outstanding restricted stock units (3,090,397 shares and 1,642,212 shares, respectively).

	For the Years Ended December 31,
	2019	2018
Loss per Share - Basic & Diluted
Numerator for basic & diluted loss per share	$(29,306,769)	$(39,006,782)
Denominator for basic & diluted loss per share	53,263,918	39,085,490
Loss per common share - basic & diluted	$(0.55)	$(1.00)

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02 Leases (Topic 842), also referred to as “ASC 842” or “New Lease Standard”, which supersedes ASC 840 Leases (Topic 840), and provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The FASB has continued to clarify this guidance through the issuance of additional ASUs. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification determines whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than twelve months regardless of classification. Leases with a term of twelve months or less may be accounted for similar to existing guidance for operating leases. ASC 842 was effective for the Company for the year ending December 31, 2019. The Company reported its financial information for fiscal years ending before December 31, 2018 under the Topic 840 lease accounting standard. The Company applied the modified retrospective transition method and elected the transition option to use the effective date of January 1, 2019 as the date of initial application. The Company recognized the cumulative effect of the transition adjustment as of the effective date and will not provide any new lease disclosures for periods before the effective date. The Company elected the package of practical expedients and did not elect the use of the hindsight practical expedient. As a result, the Company will, in effect, continue to account for existing leases as classified in accordance with ASC 840, throughout the entire lease term, including periods after the effective date, with the exception that the Company will apply the new balance sheet recognition guidance for operating leases and apply ASC 842 for remeasurements and modifications after the transition date.

Other key practical expedients elected by the Company (as a lessee) relate to maintaining leases with an initial term of 12 months or less off the balance sheet; not separating lease and non-lease components and the use of the portfolio approach to determine the incremental borrowing rate. For transition purposes, the Company used the incremental borrowing rate based on the total lease term and total minimum rental payments. The Company completed its identification of leases which comprised two building leases and two equipment leases. Further, the Company analyzed service contracts and parts assembly arrangements from suppliers and did not identify any material leases of production equipment. On the date of initial application, the Company recognized right-of-use (“ROU”) assets and leasing liabilities on its consolidated balance sheets of approximately $2 million. The adoption had no significant impact on the Company’s consolidated statement of operations.

Recent Accounting Pronouncements

In August 2018, the SEC issued Final Rule Release No. 33-10532, “Disclosure Update and Simplification,” which makes a number of changes meant to simplify interim disclosures. The new rule requires a presentation of changes in stockholders’ equity and noncontrolling interest in the form of a reconciliation, either as a separate financial statement or in the notes to the financial statements, for the current and comparative year-to-date interim periods. In July 2019, the FASB issued ASU 2019-07, “Codification Updates to SEC Sections – Amendments to SEC Paragraphs Pursuant to SEC Final Rule Releases No. 33-10532, Disclosure Update and Simplification, and Nos. 33-10231 and 33-10442, Investment Company Reporting Modernization and Miscellaneous Updates (SEC Update).” ASU 2019-07 codifies Final Rule Release No. 33-10532.  ASU 2019-07 is effective immediately and did not have a material impact on the company’s Consolidated Financial Statements.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for income Taxes”. The amendments in the ASU eliminate certain exceptions under current guidance for investments, intra-period allocations, and the methodology for calculating interim income tax.  In addition, the amendments also add new guidance to simplify accounting for income taxes.  The amendments are effective January 1. 2021, but early adoption is permitted.  The Company is still currently assessing the impact of this new guidance on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The amendments modify the disclosure requirements in Topic 820 to add disclosures regarding changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty. Certain disclosure requirements in Topic 820 are also removed or modified. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. We do not expect the adoption of ASU 2018-13 to have a material impact on our consolidated financial statements.

NOTE 4:      REVENUES

Revenue from Contracts with Customers

Revenue is recognized pursuant to ASC Topic 606, “Revenue from Contracts with Customers” (ASC 606). Accordingly, revenue is recognized at an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring goods or services to a customer. This principle is applied using the following 5-step process:

1.	Identify the contract with the customer.
2.	Identify the performance obligations in the contract.
3.	Determine the transaction price.
4.	Allocate the transaction price to the performance obligations in the contract.
5.	Recognize revenue when (or as) each performance obligation is satisfied.

Adamis is a specialty biopharmaceutical company focused on developing and commercializing products in various therapeutic areas, including respiratory disease, allergy and opioid overdose. The Company’s subsidiary U.S. Compounding, Inc. or USC provides prescription compounded medications, including compounded sterile preparations and nonsterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States. USC’s product offerings broadly include, among others, corticosteroids, hormone replacement therapies, hospital outsourcing products, injectables, urological preparations, topical compounds for pain and men’s and women’s health products.

Adamis and USC have contracts with customers when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the related payment terms, (ii) the contract has commercial substance, and (iii) the Company determines that collection of substantially all consideration for goods and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

Effective July 1, 2018 (the “Effective Date”), Adamis signed an exclusive distribution and commercialization agreement with Sandoz, Inc. (“Sandoz”).  This agreement grants Sandoz the exclusive rights to market, sell and distribute the Company’s SYMJEPI epinephrine pre-filled syringe injectable products (“Products”) throughout the United States only. The Company generates revenue from this agreement by manufacturing and supplying Sandoz with Products.  The Company’s performance obligation is to manufacture and supply the Products to Sandoz based on the Purchase Orders received.

The initial term for the agreement with Sandoz began on the Effective Date and shall continue for a period of 10 years from the first launch of Product in the United States, unless terminated earlier in accordance with its terms. We have determined that the individual Purchase Orders, whose terms and conditions taken with the distribution and commercialization agreement, create the Topic 606 contracts. The term will automatically renew for one year terms after the initial 10-year term and subsequent renewal terms, unless terminated by either party. The revenue arrangements (including Purchase Orders) generally consists of a single performance obligation, which is satisfied at the point in time when the Product is delivered to the carrier, as control, title and risk of loss is passed on to Sandoz upon delivery of the products to the carrier.

 The Company has the following payment considerations with Sandoz: (1) One-time milestone payment, which grants Sandoz the option for the distribution and commercialization of the Product in the United States market only. This one-time milestone payment is a non-refundable up-front fee and is considered a material right. Revenue from this up-front fee is recognized as the option to distribute is exercised, which is substantially the expected customer life, estimated as 10 years. The period of recognition is subject to adjustment if the expected customer life changes; and (2) Considerations which are recognized upon satisfaction of the performance obligation, comprised of the following:

(i)	Firm Orders based on Purchased Orders received, specifying quantities ordered by Sandoz. Sandoz is obligated to pay Adamis for Products ordered based on a supply pricing arrangement plus additional cost of shipping and distribution. This fixed consideration does not require estimation, as the terms of the fixed payment relate to the Company’s efforts to satisfy distinct goods in the contract;

(ii)	Profit sharing arrangement, which requires Sandoz to pay Adamis 50% of the net profit generated from the sale of Products by Sandoz over a given quarter. The variable consideration from profit sharing is estimated based on current sales levels and historical experience using the expected value method, subject to constraint; and

The arrangement with Sandoz also includes sales-based royalties in the form of commercial milestone payments that are payable upon successful achievement of certain milestone events specified under the agreement. There are five commercial milestone events, based on certain revenue thresholds from Products sold over the term. The variable consideration from milestone payments is estimated using the most likely amount method, subject to constraint.

In accordance to ASC 606, an estimate of the expected net profit share or commercial milestone payments that the Company has present rights to, shall be recognized when there is a basis to reasonably estimate the amount of these considerations and only to the extent that it is probable that a significant reversal of any incremental revenue will not occur, taking into consideration historic activity, performance against established targets and other factors affecting the estimates. Revenues do not include any state or local taxes collected from customers on behalf of governmental authorities. The Company made the accounting policy election to continue to exclude these amounts from revenues.

With respect to sales of prescription compounded medications by the Company’s USC subsidiary, revenue arrangements consist of a single performance obligation which is satisfied at the point in time when goods are delivered to the customer. The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods and services to the customer.

The contracts between the Company and the customers provide that the transaction price for medication sales is adjusted for estimated product returns that the Company expects to occur under its return policy based upon historical return rates, which have historically been immaterial. In rare cases when the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing the expected value method. Any estimates, including the effect of the constraint on variable consideration, are evaluated at each reporting period for any changes.

The Company has extensive experience with the types of contracts entered with customers regarding sales of medications by USC, and does not have a history of offering a broad range of price concessions or payment term changes. The Company believes a significant reversal in the amount of cumulative revenue recognized from such contracts is neither probable nor significant.  The transaction price for all transactions is based on the price reflected in the individual customer’s purchase order. Variable consideration has not been identified as a significant component of the transaction price for any of the Company’s transactions regarding sales of medications by USC.

Disaggregation of Revenue

As operations under a sterile environment is covered by Section 503B of the U.S. Food, Drug & Cosmetic Act, as amended, and the U.S. Drug Quality and Security Act, USC’s sterile operations are governed by specific regulatory and quality requirements. Any deviation from these standards could result in a stoppage of operations, recall of products, and a significant reduction in revenues. The Company employs rigorous quality controls and outside testing facilities to minimize the likelihood of this occurrence. The Company outsources the manufacturing of the SYMJEPI product to third party manufacturers who bear the responsibility of maintaining a suitable environment as governed by specific regulatory and quality requirements.

The following table presents the Company’s revenues disaggregated by outsourced manufacturing, sterile and non-sterile regulatory environments for the twelve months ended December 31, 2019 and 2018.

	For the Years Ended
	December 31,
	2019	2018
Outsourced Manufacturing	$3,762,967	$—
Sterile	13,495,344	9,116,123
Non-Sterile	4,855,558	5,970,520
Total	$22,113,869	$15,086,643

The Company’s revenues relating to its FDA approved SYMJEPI products are dependent on an exclusive distribution agreement with Sandoz and the Company’s pharmacy formulations rely, in large part, on sales generated from clinics and hospital customers. Adverse economic conditions pose a risk that the Company’s customers may reduce or cancel spending, which would impact the Company’s revenues.

The following table presents the Company’s revenue disaggregated by end market for the years ended December 31, 2019 and 2018.

	For the Years Ended
	December 31,
	2019	2018
Distribution Channel - Sandoz	$3,762,967	$—
Clinics/Hospitals	17,247,663	13,405,933
Direct to Patients	1,103,239	1,680,710
Total	$22,113,869	$15,086,643

Deferred Revenue

Deferred Revenue are contract liabilities that the Company records when cash payments are received or due in advance of the Company’s satisfaction of performance obligations.  The Company’s performance obligation is met when control of the promised goods is transferred to the Company’s customers.   For the years ended December 31, 2019 and 2018, $111,246 and $14,758 of the revenues recognized were reported as deferred revenue as of December 31, 2018 and 2017, respectively.

Cost to Obtain a Contract

The Company capitalizes incremental costs of obtaining a contract with a customer if the Company expects to recover those costs and that it would not have been incurred if the contract had not been obtained. The deferred costs, reported in the prepaid expenses and other current assets and other non-current assets on the Company’s Consolidated Balance Sheets, will be amortized over the economic benefit period of the contract.

During 2018, the Company capitalized the $2.0 million fee paid to a financial advisor as an incremental cost of obtaining a contract to commercialize and distribute the Company’s first FDA approved product SYMJEPI with Sandoz. The costs were deferred and will be amortized over the economic benefit period estimated to be approximately 10 years from date of product launch, based on the term of the arrangement with Sandoz. The period of recognition is subject to adjustment in future periods if the expected period of benefit changes. The deferred costs of $0.2 million and $0.2 million; and $1.6 million and $1.8 million were respectively classified as current or non-current as of December 31, 2019 and December 31, 2018  in the Company’s consolidated balance sheets based on the timing of when the Company expects to recognize the expense. As of December 31, 2019 and December 31, 2018, the Company had $1.8 million and $2.0 million, respectively, of deferred costs related to obtaining a contract with $200,000 and $0 amortized to Selling, General and Administrative expenses during the years ended December 31, 2019 and 2018, respectively. Periodically, the Company evaluates for impairment the carrying book value of the Cost to Obtain a Contract asset, no impairment was identified in fiscal 2019 or 2018.

Practical Expedients

As part of the adoption of the ASC Topic 606, the Company elected to use the following practical expedients: (i) incremental costs of obtaining a contract in the form of sales commissions are expensed when incurred because the amortization period would have been one year or less. These costs are recorded within Selling, General and Administrative expenses; (ii) taxes collected from customers and remitted to government authorities and that are related to the sales of the Company’s products, are excluded from revenues; and (iii) shipping and handling activities are accounted for as fulfillment costs and recorded in cost of sales.

NOTE 5:      CONCENTRATIONS

Financial instruments that potentially subject the Company to credit risk consist principally of cash and accounts payable.

Cash and Cash Equivalents

The Company at times may have cash in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit. The Company maintains its cash with larger financial institutions. The Company has not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

Sales and Trade Receivables

Trade receivables are primarily short-term receivables from sales of compounded products to clinics/hospitals and directly to patients, and of the FDA approved SYMJEPI products through a distribution channel. The Company had one customer that had a balance greater than 10% of the accounts receivables or accounted for more than 10% of total sales for the year ended December 31, 2019. Customer A had a balance that accounted for approximately 30% of the total trade receivables at December 31, 2019 and approximately 17% or $3.8 million of total sales for the year. Customer A is a reputable distribution firm and has generally paid its obligations to the Company in a timely manner. Moreover, due diligence and review of credit worthiness were made prior to entering into the distribution contract with the customer.  The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions.

Purchases and Accounts Payable

The Company had one vendor that had balances greater than 10% of trade accounts payable or accounted for more than 10% of total purchases for the year ended December 31, 2019. Vendor A had a balance that accounted for 21% of the total accounts payable at December 31, 2019 and approximately 13% or $3.9 million of total purchases for the year.  The Company has minimal or no exposure to the elimination of Vendor A, there are a number of companies which could provide the same services, and management believes, on comparable terms. Comparatively, the Company had three vendors that had balances greater than 10% of trade accounts payable or accounted for more than 10% of total purchases for the year ended December 31, 2018. Vendor B and Vendor C had balances that accounted for 10% each of the total accounts payable at December 31, 2018 but did not account for more than 10% of total purchases for the year. Vendor D accounted for approximately 11% or $4.4 million of total purchases for the year.

NOTE 6:      INVENTORIES

Inventories at December 31, 2019 and December 31, 2018 consisted of the following:

	December 31, 2019	December 31, 2018
Finished Goods	$1,158,637	$1,320,738
Raw Material	360,609	527,308
Devices	541,851	1,430,986
	$2,061,097	$3,279,032

Reserve for obsolescence as of December 31, 2019 and December 31, 2018 was approximately $473,000 and $526,000, respectively.

NOTE 7:      PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at December 31, 2019 and December 31, 2018:

	December 31, 2019	December 31, 2018
Prepaid Insurance	$193,613	$175,253
Prepaid - Research and Development	137,727	1,308,517
Other Prepaid	792,542	591,203
Other Current Assets	3,440	3,440
	$1,127,322	$2,078,413

NOTE 8:      FIXED ASSETS

Fixed assets at December 31, 2019 and December 31, 2018 are summarized in the table below:

Description	Useful Life (Years)	December 31, 2019	December 31, 2018
Building	30	$3,040,000	$3,040,000
Machinery and Equipment	3 - 7	2,437,525	2,244,744
Furniture and Fixtures	7	156,259	126,654
Automobile	5	9,500	9,395
Leasehold Improvements	7 - 15	342,330	284,037
Total Fixed Assets		5,985,614	5,704,830
Less: Accumulated Depreciation		(2,050,697)	(1,578,049)
Land		460,000	460,000
Construction In Progress - Equipment		7,272,499	5,281,140
Fixed Assets, net		$11,667,416	$9,867,921

For the years ended December 31, 2019 and 2018, depreciation expense was approximately $598,000 and $623,000, respectively.  During 2019, the additions to fixed assets of approximately $2,398,000 were primarily due to the construction of the assembly line for the Company’s SYMJEPI (epinephrine) Injection 0.3 mg and 0.15 mg products, which is scheduled to be placed into service in January of 2020, and additional fixed assets purchased by USC for the relocation of the 503b operations, which are expected to be placed into service in the latter half of 2020.  The additions to fixed assets of approximately $3,941,000 during 2018 were primarily due to the USC relocation of the 503B operations into a new facility and the construction of the assembly line for SYMJEPI.  The disposals of fixed assets for the years ended December 31, 2019 and 2018 were $126,000 and $0, respectively. For the year ended December 31, 2018, the Company recorded a loss of approximately $11,000, related to the impairment of fixed assets of approximately $15,000 with accumulated depreciation of approximately $4,000.

NOTE 9:      INTANGIBLE ASSETS AND GOODWILL

Intangible assets at December 31, 2019 and December 31, 2018 are summarized in the table below:

December 31, 2019	Gross Carrying Value	Accumulated Amortization	Net Carrying Amount
Definite-lived Intangible assets, estimated lives in years:
Patents, Taper DPI Intellectual Property, 10 years	$9,708,700	$(5,825,220)	$3,883,480
Transition Services Agreement, 1 year	194,200	(194,200)	—
FDA 503B Registration & Compliance, 10 years	3,963,000	(1,474,015)	2,488,985
Non-compete Agreement, 3 years	1,639,000	(1,639,000)	—
Customer Relationships, 10 years	5,572,000	(2,072,475)	3,499,525
Website Design, 3 years	16,163	(15,265)	898
Total Definite-lived Assets	21,093,063	(11,220,175)	9,872,888
Trade Name and Brand, Indefinite	1,245,000	—	1,245,000
SYMJEPI Domain Name	9,674	—	9,674
Balance, December 31, 2019	$22,347,737	$(11,220,175)	$11,127,562

December 31, 2018	Gross Carrying Value	Accumulated Amortization	Net Carrying Amount
Definite-lived Intangible assets, estimated lives in years:
Patents, Taper DPI Intellectual Property, 10 years	$9,708,700	$(4,854,350)	$4,854,350
Transition Services Agreement, 1 year	194,200	(194,200)	—
FDA 503B Registration & Compliance, 10 years	3,963,000	(1,077,716)	2,885,284
Non-compete Agreement, 3 years	1,639,000	(1,485,721)	153,279
Customer Relationships, 10 years	5,572,000	(1,515,274)	4,056,726
Website Design, 3 years	16,163	(9,880)	6,283
Total Definite-lived Assets	21,093,063	(9,137,141)	11,955,922
Trade Name and Brand, Indefinite	1,245,000	—	1,245,000
SYMJEPI Domain Name	9,674	—	9,674
Balance, December 31, 2018	$22,347,737	$(9,137,141)	$13,210,596

Amortization expense for years ended December 31, 2019 and 2018 was approximately $2,083,000 and $2,476,000, respectively.

Estimated amortization expense of definite-lived intangible assets at December 31, 2019 for each of the five succeeding years and thereafter is as follows:

Year ending December 31,
2020	$1,925,268
2021	1,924,370
2022	1,924,370
2023	1,924,370
2024	953,500
Thereafter	1,221,010
Total	$9,872,888

Goodwill recorded related to the acquisition of USC in 2016 was approximately $7,641,000. Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Goodwill is not amortized but rather evaluated for impairment annually or more frequently, if indicators of impairment exist. If the impairment evaluations for goodwill indicate the carrying amount exceeds the estimated fair value, an impairment loss is recognized in an amount equal to that excess. The carrying value of the Company’s goodwill as of December 31, 2019 and 2018 was approximately $7,641,000.

The Company performs an annual impairment test as of December 31 each year. As of December 31, 2019 and 2018, no impairment of goodwill or acquired intangibles was identified. The Company is not aware of an event or change in circumstances that would indicate the carrying value of any assets held by USC may be impaired as of the measurement date. The coronavirus pandemic and the related significant market decline, including the market price of the common stock of Adamis, may constitute a triggering event that requires an assessment of the company’s goodwill and other intangible assets as of March 31, 2020.

NOTE 10:    LEASES

 The Company has two operating leases, one for an office space and another for an office space and manufacturing facility; and two finance leases for office equipment and plant equipment. As of December 31, 2019, the leases have remaining terms between one year and less than five years. The operating leases do not include an option to extend beyond the life of the current term. There are no short-term leases, and the lease agreements do not require material variable lease payments, residual value guarantees or restrictive covenants.

The tables below present the operating and financing lease assets and liabilities recognized on the consolidated balance sheets as of December 31, 2019:

Right-of-Use Assets	December 31, 2019
Operating Leases	$1,867,205
Financing Leases	6,347
$1,873,552

Lease Liabilities, Current	December 31, 2019
Operating Leases	$440,127
Financing Leases	4,494
$444,621
Lease Liabilities, Non-Current
Operating Leases	$1,479,458
Financing Leases	1,538
$1,480,996
Total Lease Liabilities	$1,925,617

The amortizable lives of operating and financing leased assets are limited by the expected lease term.

The Company’s leases generally do not provide an implicit rate, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating and financing lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease within a particular currency environment. The Company used incremental borrowing rates as of January 1, 2019 for leases that commenced prior to that date.

The Company’s weighted average remaining lease term and weighted average discount rate for operating and financing leases as of December 31, 2019 are:

	Operating	Financing
Weighted Average Remaining Lease Term	3.96 Years	1.42 Years
Weighted Average Discount Rate	3.95%	3.95%

The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under non-cancelable leases with terms of more than one year to the total lease liabilities recognized on the audited consolidated balance sheets as of December 31, 2019:

December 31, 2019	Operating	Financing
2020	$508,056	$4,651
2021	520,993	1,550
2022	534,295	—
2023	515,257	—
Undiscounted Future Minimum Lease Payments	2,078,601	6,201
Less: Difference between undiscounted lease payments and discounted lease liabilities	159,016	169
Total Lease Liabilities	$1,919,585	$6,032
Short-Term Lease Liabilities	440,127	4,494
Long-Term Lease Liabilities	1,479,458	1,538

Operating lease expense was approximately $514,000 for the year ended December 31, 2019. Operating lease costs are included within selling, general and administrative expenses on the consolidated statements of operations.

Financing lease costs for the year ended December 31, 2019 included approximately $67,000 in right-of-use asset amortization and approximately $1,400 of interest expense. Financing lease costs are included within selling, general and administrative expenses on the consolidated statements of operations.

Cash paid for amounts included in the measurement of operating lease liabilities were approximately $495,000 for the year ended December 31, 2019. Cash paid for amounts included in the measurement of financing lease liabilities were approximately $68,000 for the year ended December 31, 2019.

The Company previously entered into a lease agreement to occupy approximately 7,525 square feet leased premises with a term commencing December 1, 2014 (as amended, the “Lease”) and expiring on November 30, 2018. Average rent expense is approximately $23,000 per month, with a deposit of $170,000 which was paid in November 2014. In December 2017, $42,500 of the deposit was applied to rent and the balance of deposit as of December 31, 2018 was $42,500 which rolled as deposit to the amended lease. The base rent expense over the life of the lease was approximately $1,119,000.

On December 29, 2017, the Company entered into a First Amendment to Lease (the “Amendment”) with the Lessor of the space, amending the Lease. Pursuant to the Amendment, the Company and Lessor agreed to extend the term of the Lease through November 30, 2023. The Amendment provides that the Company will pay its current base rent through November 30, 2018. Commencing on December 1, 2018 base rent will initially be approximately $28,000 per month for the first 12 months and will increase annually to approximately $32,000 for the 12 months ending November 30, 2023. The Amendment also provides for one option to expand pursuant to which the Company has a right of first refusal for an additional 3,457 square feet of certain office space within the property. Total annual rent expense for the year ended December 31, 2018 was approximately $286,000.

On November 22, 2017, the Company has entered into a lease agreement for the planned expansion of the Company’s compounding business, to lease a building consisting of approximately 44,880 square feet located in Conway, Arkansas. The agreement provides for an initial base rent of approximately $12,000 per month for the first 12 months and will increase to approximately $13,000 for the 12 months ending November 30, 2020. Average rent during the term will be approximately $13,000 per month, with a previously paid deposit of approximately $12,000. On May 28, 2019, USC entered into a Second Amendment to Lease (the “USC Amendment”) with the Lessor of the space, amending the Lease. Pursuant to the USC Amendment, the company and Lessor agreed to extend the term of the Lease through December 31, 2023. Commencing on January 1, 2019, base rent will initially be $10,000 per month for the succeeding 12 months and will increase annually to $10,824 for the 12 months ending December 31, 2023.

NOTE 11:    ACCRUED OTHER EXPENSES

Accrued other expenses at December 31, 2019 and December 31, 2018:

	December 31, 2019	December 31, 2018
Accrued Commissions	$447,550	$399,971
Accrued Expenses	1,211,364	831,670
Accrued PTO	403,702	421,178
Accrued Salaries	242,884	572,402
Accrued Sales Taxes	119,224	77,058
Accrued State Tax	3,895	3,895
Deferred Rent	—	33,921
	$2,428,619	$2,340,095

NOTE 12:    DEBT

Ben Franklin Note

Biosyn (a wholly owned subsidiary of the Company and previously a wholly owned subsidiary of Cellegy) issued a note payable to Ben Franklin Technology Center of Southeastern Pennsylvania (“Ben Franklin Note”) in October 1992, in connection with funding the development of Savvy, a compound then under development to prevent the transmission of HIV/AIDS.

The Ben Franklin Note was recorded at its estimated fair value of $205,000 and was assumed by Cellegy as an obligation in connection with its acquisition of Biosyn in 2004. The repayment terms of the non-interest bearing obligation include the remittance of an annual fixed percentage of 3.0% applied to future revenues of Biosyn, if any, until the principal balance of $777,902 (face amount) is satisfied. Under the terms of the obligation, revenues are defined to exclude the value of unrestricted research and development funding received by Biosyn from nonprofit sources. Absent a material breach of contract or other event of default, there is no obligation to repay the amounts in the absence of future Biosyn revenues. Cellegy accreted the discount of $572,902 against earnings using the effective interest rate method (approximately 46%) over the discount period of five years, which was estimated in connection with the Ben Franklin Note’s valuation at the time of the acquisition.

Accounting principles generally accepted in the United States emphasize market-based measurement through the use of valuation techniques that maximize the use of observable or market-based inputs. The Ben Franklin Note’s repayment terms outlined above affects its comparability with main stream market issues and also affects its transferability. The value of the Ben Franklin Note would also be impacted by the ability to estimate Biosyn’s expected future revenues which in turn hinge largely upon future efforts to commercialize the product candidate, the results of which efforts are not known by the Company. Given the above factors and therefore the lack of market comparability, the Ben Franklin Note would be valued based on Level 3 inputs (see Note 13). As such, management has determined that the Ben Franklin Note will have no future cash flows, as the Company does not believe the product will create a revenue stream in the future. As a result, the Note had no fair market value at the time of the merger in April 2009 between the Company (which was then named Cellegy Pharmaceuticals, Inc.) and the corporation then-named Adamis Pharmaceuticals Corporation.

Working Capital Line of Credit

On March 28, 2016, the Company entered into a loan and security agreement (sometimes referred to as the “Adamis Working Capital Line”) with Bear State Bank, N.A. (the “Lender” or the “Bank”), pursuant to which the Company may borrow up to an aggregate of $2,000,000 to provide working capital to USC, subject to the terms and conditions of the loan agreement. Interest on amounts borrowed under the Adamis Working Capital Line accrues at a rate equal to the prime interest rate, as defined in the agreement. Interest payments are required to be made quarterly. As amended, the entire outstanding principal balance, and all accrued and unpaid interest and all other sums payable pursuant to the loan documents, were due and payable on June 1, 2018. The Company’s obligations under the loan agreement were secured by certain collateral, including without limitation its interest in amounts that it has loaned to USC, and a warrant that the Company issued to the Bank to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price equal to par value per share.  The warrant was exercisable only if the Company is in default under the loan agreement or related loan documents, the Lender delivers a notice to the Company and the Company does not cure the default within the applicable cure period. If the warrant became exercisable, then Lender may exercise the warrant in whole or in part, from time to time, to acquire warrant shares in a number that the Lender believes will, upon sale of such shares, be sufficient to cure or pay off the Company’s obligations due to the Lender under the loan documents. Under the terms of the Warrant, the Lender agreed that following any exercise of the warrant, Lender will use its best efforts to sell as promptly as reasonably practicable following such exercise, the shares of common stock acquired by the Lender upon such exercise, and that all of the net proceeds from such sales of warrant shares will be applied in satisfaction of the Company’s obligations under the loan documents. On June 28, 2018, the Company and the Lender amended the warrant and the loan and security agreement to provide that effective as of June 1, 2018, if the Company has not paid in full all amounts that are required to be paid to the Lender under the loan documents on or before the maturity date of the loan, then the Lender may exercise the Warrant, in whole or in part, to acquire a number of warrant shares as described above. In July 2018, the Lender delivered a notice of exercise of the warrant and sold warrant shares in an amount sufficient to satisfy substantially all of the outstanding principal balance of the loan (Refer to Note 17). The Company paid in cash the remaining principal and accrued unpaid interest, and there is no outstanding balance under the Adamis Working Capital Line. There was no gain or loss upon extinguishment of the debt. In addition, the Lender released the Company’s $1.0 million restricted Certificate of Deposit that had served as additional collateral for the Adamis Working Capital Line, and the amount is no longer restricted cash.

In July 2018, the Adamis Working Capital Line was terminated rendering a $0 balance as of December 31, 2019 and 2018. Interest expense for the years ended December 31, 2019 and 2018 was approximately $0 and $51,000, respectively.

Loans Assumed from Acquisition of USC:

Building Loan

In connection with the closing of the USC Merger and the transactions contemplated by the Merger Agreement, 4 HIMS, LLC, an entity of which Eddie Glover, who was then the chief executive officer of USC, and certain other former stockholders of USC are members, agreed to sell to the Company, the building and property owned by 4 HIMS on which USC’s offices are located, in consideration of the Company being added as an additional “borrower” and assuming the obligations under the loan agreement, promissory note and related loan documents that 4 HIMS and certain other parties previously entered into with the Lender (the “4 HIMS Loan Documents”).

On November 10, 2016, a Loan Amendment and Assumption Agreement was entered with into the Bank. Pursuant to the agreement, the Company agreed to pay the Bank monthly payments of principal and interest of $15,411, with a final monthly payment and any other amounts due under the 4 HIMS Loan Document due and payable in August 2020.

As of December 31, 2019 and 2018, the outstanding principal balance owed on the applicable note was approximately $2,153,000 and $2,249,000, respectively. The loan currently bears an interest of 7.25% per year and interest expense for the years ended December 31, 2019 and 2018 was approximately $117,000 and $87,000, respectively.

Equipment Loans, Consolidated

Equipment Loan, Tribute.  In connection with the Merger, Tribute Labs, LLC, a Nevada limited liability company and former related party of USC (“Tribute” or “Borrower”) assigned to Adamis all of its rights under the loan agreement, promissory note and related loan documents that Tribute and certain other parties previously entered into with the Lender (the “Tribute Loan Documents”). Adamis agreed to become an additional co-borrower and to assume Borrower’s obligations under the Tribute Loan Documents, in consideration of the transfer to USC of laboratory equipment owned by Tribute and used to perform testing services for USC’s products, and Lender consented to such assignment. The outstanding unpaid principal balance under the applicable note that was consolidated to one equipment loan was approximately $518,000. Prior to the consolidation, the loan had an interest rate of 4.75% per year.

USC Equipment Loan. In connection with the Merger, Adamis agreed to become a Borrower and to assume the obligations as a Borrower under the USC Equipment Loan Agreement and the related USC Equipment Loan Documents. Under the USC Equipment Loan Agreement, Lender agreed to loan funds to USC, as the “Borrower,” up to an aggregate principal amount of $700,000, with amounts loaned evidenced by the Commercial Line of Credit Agreement and Note (the “USC Equipment Note”). The loan is collateralized by USC’s property and equipment. The outstanding unpaid principal balance under the USC Equipment Note that was consolidated to one equipment loan was approximately $635,000. The note had an interest rate of 3.25% per year.

Consolidated Equipment Loans. On November 10, 2016, the Company and the Lender agreed to the amendment and consolidation of the above USC and Tribute equipment loans. The principal amount of the consolidated loans is $1,152,890 with an interest rate of 3.75% per annum. The loan is payable in three years at an equal monthly amortization of $33,940 commencing on November 1, 2016, and continuing on the first day of each succeeding month through October 1, 2019. As of December 31, 2019 and 2018, the outstanding unpaid principal balance was approximately $0 and $334,000, respectively. Interest expense for the years ended December 31, 2019 and 2018 was approximately $5,000 and $20,000, respectively.

Loan Amendment, Forbearance and Assumption Agreement

In connection with the Company’s acquisition of USC in April 2016, Adamis was added as a “Borrower” and co-borrower under the loan agreements and related loan documents between USC (and certain other entities) and Lender (the “Loan Documents”), and assumed all of the rights, duties, liabilities and obligations as a Borrower and a party under the Loan Documents, jointly and severally with the current borrowers under each of the Loan Documents. The parties also agreed that the real and personal property securing each of the USC Loans will also secure each of the other USC Loans, as well as the Adamis Working Capital Line of $2.0 million.

The notes included in the Loan Documents are subject to customary subjective acceleration clauses, effective upon a material impairment in collateral, a material adverse change in the Company’s business or financial condition, or a material impairment in the Company’s ability to repay the note. As of December 31, 2019, the Company was not in breach of any debt covenants or subjective acceleration clauses.

At December 31, 2019 the principal maturity of the amended long-term debt was as follows:

For the Year Ending December 31	Building Loan	Equipment Loan	Total
2020	$2,153,182	$—	$2,153,182

NOTE 13:   FAIR VALUE MEASUREMENTS

Fair value measurements adopted by the Company are based on the authoritative guidance provided by the FASB which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. FASB authoritative guidance establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels, which are described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:	Observable inputs other that Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in inactive markets; or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data.

Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, accounts payable, notes payable, accrued liabilities and other payables approximate their fair values due to their short-term nature.

NOTE 14:   LEGAL MATTERS

The Company may from time to time become party to actions, claims, suits, investigations or proceedings arising from the ordinary course of its business, including actions with respect to intellectual property claims, breach of contract claims, labor and employment claims and other matters. The Company may also become party to further litigation in federal and state courts relating to opioid drugs. Although actions, claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, other than the matters set forth below, the Company is not currently involved in any matters that the Company believes may have a material adverse effect on its business, results of operations or financial condition. However, regardless of the outcome, litigation can have an adverse impact on the Company because of associated cost and diversion of management time.

Litigation with Belcher Pharmaceuticals

    On September 26, 2018, the Company brought action against Belcher Pharmaceuticals, LLC (“Belcher”) in the United States District Court for the Middle District of Florida for a declaratory judgment (“Complaint”) of non-infringement of certain patents in which Belcher claims rights, relating to certain methods of preparing epinephrine solutions and treating allergic reactions using a method of preparing certain epinephrine solutions (collectively the “Patents-in-Suit”).  The Complaint sought a declaratory judgment that the company’s SYMJEPI (epinephrine) Injection product (“SYMJEPI”) does not infringe the Patents-in-Suit.  On November 7, 2018, Belcher filed its Answer and Counterclaim to the Complaint and alleged that the Company infringed the Patents-in-Suit as a result of the SYMJEPI product.  Belcher’s Counterclaim sought damages and injunctive relief in conjunction with the infringement claims.  The Company responded to the Counterclaim by generally denying any wrongdoing and asserting the affirmative defense that the Patents-in-Suit were invalid.  The parties exchanged initial disclosures and initiated discovery in January 2019.  On December 28, 2018, Belcher filed a reissue application for one of the Patents-in-Suit seeking to amend the asserted claims and correct an improper benefit claim.  On March 29, 2019, the parties agreed to stay the litigation at the District Court pending the outcome of the reissue application and the Company’s petition for inter partes review, filed with the U.S. Patent and Trademark Office in April 2019, to challenge the validity of the remaining Patent-in-Suit.  The Company contended that its SYMJEPI product does not infringe any valid and enforceable patent held by Belcher, and that Belcher’s Counterclaim was without merit.

On July 24, 2019, the Company announced that Adamis and Belcher Pharmaceuticals, LLC (“Belcher”) agreed to settle all previously filed litigation between the parties, including the case filed by Adamis in the United States District Court for the Middle District of Florida in which Adamis was seeking a declaratory judgment of non-infringement of certain patents in which Belcher claimed rights, relating to certain methods of preparing epinephrine solutions (“Patent Case”), and the inter partes review proceeding filed by Adamis in the United States Patent and Trademark Office requesting a formal review of the validity of certain aspect of Belcher’s patents (“IPR”). Under the terms of the settlement agreement, Adamis agreed to voluntarily withdraw both the Patent Case and IPR and Belcher agreed to provide Adamis a worldwide, non-exclusive, fully paid-up, royalty-free license relating to Belcher’s patents for Adamis’ epinephrine injection product, SYMJEPI, and agreed not to make future claims of infringement relating to Adamis’ naloxone injection product candidate, ZIMHI™. Pursuant to the settlement agreement, the Patent Case and the IPR have been dismissed.

Litigation with kaléo Inc.

On May 21, 2019, the Company announced that on May 20, 2019, it received notice that it had been named and served as a defendant in a lawsuit filed by kaléo Inc. in the United States District Court for the District of Delaware regarding Adamis’ higher dose naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose, for which Adamis has previously submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA).  The complaint alleged, among other things, that the company’s product candidate infringes patents purportedly held by kaléo relating to its naloxone auto-injector product.  The action was filed under the provisions of the Hatch-Waxman Act in response to Adamis’ Paragraph IV certification regarding the kaléo patents as part of the company’s NDA process, and resulted in an automatic stay of any final approval by the FDA of Adamis’ NDA.

On June 21, 2019, the Company filed two motions in the United States District Court for the District of Delaware in response to kaléo’s patent infringement lawsuit relating to ZIMHI.  The first was a motion to disqualify Cooley LLP as counsel to kaléo based on, among other things, conflicts of interest and violation of applicable ethical rules.  The second was a motion to dismiss the entire lawsuit for lack of subject matter jurisdiction.  Adamis filed an amendment to its original new drug application (“NDA”) removing any reference to kaléo’s EVZIO® product, which Adamis contends prevents kaléo from claiming infringement under the Hatch-Waxman Act. On the same day, Adamis filed a separate lawsuit in the United States District Court for the Eastern District of Virginia against kaléo, Inc. for cybersquatting under 15 U.S.C. § 1125(d), unfair competition under 15 U.S.C. § 1125(a), and common law unfair competition and trademark infringement for kaléo’s use of Adamis’ SYMJEPI trademark.  With this lawsuit, Adamis sought injunctive relief to prevent kaléo from using Adamis’ SYMJEPI trademark and damages for kaléo’s past use of Adamis’ SYMJEPI trademark in commerce.

On July 18, 2019, the Company  announced that Adamis and kaléo Inc. agreed to settle all previously announced litigation between the parties, including the case filed by kaléo in the United States District Court for the District of Delaware in which kaléo claimed specified aspects of Adamis’ ZIMHI naloxone product infringed certain kaléo-owned patents, and the case filed by Adamis in the United States District Court for the Eastern District of Virginia in which Adamis claimed specified actions by kaléo infringed Adamis’ SYMJEPI trademark.  As part of the resolution of the current litigation, kaléo agreed not to bring future action against Adamis relating to ZIMHI so long as Adamis does not reference kaléo’s product in a future filing with the FDA.

NOTE 15:   LICENSING AGREEMENTS

Viral Therapies

On July 28, 2006, the Company entered into a nonexclusive, royalty free license agreement with an entity for the technology used to research and develop new viral therapies, and an exclusive royalty-bearing license requiring a small percentage of revenue received by the Company on future products developed and sold with a payment cap of $10,000,000. The Company paid the entity an initial license fee and granted one of the entity’s officers the right to purchase 1,000,000 shares of common stock of the Company at price of $0.001 pursuant to a separate stock purchase agreement.

Adamis has the right to terminate the agreement if it is determined that no viable product can come from the technology and either  party may terminate the license agreement in the event of a material breach of the agreement by the other party that has not been cured or corrected within 90 days of notice of the breach. The Company does not currently intend to devote resources to the development of this technology and may consider terminating the agreement.

Influenza Vaccine

On September 22, 2006, the Company entered into an agreement with an entity to manufacture an influenza vaccine for the Company. The agreement requires the Company to pay $70,000 upon commencement of the project, followed by monthly payments based upon services performed until the project is complete. No product has been manufactured and no payments have been made as of December 31, 2019. If the project begins, the total payments will aggregate $283,420. The project has an open ended start time. Adamis may terminate the agreement upon notice to the other party, other than reimbursing the other party for non-cancellable materials and supplies ordered, and work in progress, through the date of the termination. The Company does not currently intend to devote resources to the development of this technology and may consider terminating the agreement.

3M License and Asset Acquisition Agreement

On August 1, 2013, the Company entered into an agreement to initially license and, with an additional closing payment fully acquire from 3M Company and 3M Innovative Properties Company (“3M”), certain intellectual property and assets relating to 3M’s Taper Dry Powder Inhaler (DPI) technology under development for the treatment of asthma and chronic obstructive pulmonary disease, for total cash consideration of $10 million. The intellectual property includes patents, patent applications and other intellectual property relating to the Taper assets. The Company granted back to 3M a license to the intellectual property assets outside of the dry powder inhalation field.

The Company hired an independent valuation specialist to assist management with its determination of the fair value of the tangible and intangible assets acquired to be used in research and development. Management is responsible for the estimates and valuations. The work performed by the independent valuation specialist has been considered in management’s estimates of fair value reflected below.

In addition to the patents and intellectual property, the Company also acquired a transition services agreement outlined in the asset purchase agreement, which provides the buyer certain knowledge transfer rights related to the Taper technology.

The following table summarizes the fair values of the identifiable assets acquired on December 27, 2013:

Description
Taper DPI Intellectual Property	$9,708,700
Equipment	97,100
3M Transition Services Agreement	194,200
$10,000,000

The values listed above were determined using the cost savings and discounted cash flow methods. Value is estimated based on the cost savings attributable to the asset being appraised which in this case was the transition service agreement. As with most income-based valuation methods, the cost (or royalty) savings method are generally estimated on an after tax basis and discounted using an after tax discount rate. The cost savings method was used to value the transition services agreement. Discounted cash flow analysis involves projecting monetary benefits directly associated with an asset and factoring them to reflect present value at a rate that considers the risk and rate of return associated with the subject asset. In the application of this approach, the value of the asset is considered to be the sum of the present values of the future cash flows received over the expected life of the asset. The Company applied the discounted cash flow method to estimate the fair value of the acquired intellectual property (patents and unpatented technology associated with the taper dry powder inhaler IP). In regards to the Taper DPI, the Company calculated the after-tax net income, or cash flow related to the technology and discounted the future income with a discount rate of 26.5%, a 5.0% premium over the weighted average cost of capital. See Note 9.

NOTE 16:   COMMITMENTS AND CONTINGENCIES

The Company has a production threshold commitment to a manufacturer of our SYMJEPI Products where the Company would be required to pay for maintenance fees if it does not meet certain periodic purchase order minimums. Any such maintenance fees would be prorated as a percentage of the required minimum production threshold. Maintenance fees for the years ended December 31, 2019 and 2018 were approximately $958,000 and $0, respectively.

NOTE 17:   CAPITAL STRUCTURE

On June 28, 2018, the Company and the Lender amended the Adamis Working Capital Line loan and security agreement and warrant disclosed in Note 12 above.  In July 2018, the Lender delivered a notice of exercise of the warrant to acquire 699,978 shares of common stock and sold shares with proceeds in an amount sufficient to satisfy substantially all of the outstanding principal balance of the loan, and the remaining 215,417 shares were returned to the Company as treasury stock. Refer to Note 12.

On August 6, 2018, the Company completed the closing of an underwritten public offering of 13,416,667 shares of common stock at a public offering price of $3.00 per share, which included 1,750,000 shares pursuant to the full exercise of the over-allotment option granted to the underwriters. Net proceeds were approximately $37.6 million, after deducting approximately $2,630,000 in underwriting discounts and commissions and estimated offering expenses payable by the Company.  The securities were issued by the Company pursuant to a “shelf” registration statement on Form S-3 that the Company previously filed with the Securities and Exchange Commission, and a prospectus supplement and an accompanying prospectus relating to the offering.

On August 5, 2019, the Company completed the closing of an underwritten public offering of 13,800,000 shares of common stock, and warrants to purchase up to 13,800,000 shares of common stock, which included 1,800,000 shares and warrants to purchase up to 1,800,000 shares pursuant to the full exercise of the over-allotment option granted to the underwriters.  The exercise price of the warrants is $1.15 per share, and the equity classified warrants are exercisable for five years. Each share of common stock was sold together with a warrant to purchase one share of common stock for a combined public offering price of $1.00 per unit. Net proceeds were approximately $12.8 million, after deducting underwriting discounts and commissions and offering expenses of approximately $1.0 million payable by the Company.  The securities were issued by the Company pursuant to a “shelf” registration statement on Form S-3 that the Company previously filed with the Securities and Exchange Commission, and a prospectus supplement and an accompanying prospectus relating to the offering.

NOTE 18:   CONVERTIBLE PREFERRED STOCK

January 2016 Series A-1 Preferred Stock

On January 26, 2016, the Company completed a private placement transaction with a small number of accredited investors pursuant to which the Company issued 1,183,432 shares of Series A-1 Convertible Preferred Stock (“Series A-1 Preferred”) and warrants to purchase up to 1,183,432 shares of common stock or Series A-1 Preferred. The shares of Series A-1 Preferred and warrants were sold in units, with each unit consisting of one share and one warrant, at a purchase price of $4.225 per unit. The Series A-1 Preferred is convertible into shares of common stock at an initial conversion rate of 1-for-1 (subject to stock splits, reverse stock splits and similar events) at any time at the discretion of the investor. The exercise price of the warrants is $4.10 per share, and the warrants are exercisable at any time over the five year term of the warrants. If the Company grants, issues or sells any Common Stock equivalents pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then a holder of Series A-1 Preferred or warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon conversion of the Series A-1 Preferred or exercise of the warrants (without regard to any limitations on conversion). If the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, then a holder of Series A-1 Preferred or warrants is entitled to participate in such distribution to the same extent as if the holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A-1 Preferred or exercise of the warrants (without regard to any limitations on conversion). Gross proceeds to the Company were approximately $5,000,000 excluding transactions costs, fees and expenses. In accordance with the transaction agreements, the Company filed a registration statement with the SEC, which has been declared effective, to register the resale from time to time of shares of common stock underlying the Series A-1 Preferred and the warrants. The January 2016 warrants include call provisions that are generally similar to the 2014 warrants. The exercise price of the January 2016 warrants is $4.10 per share, and accordingly 250% of such exercise price is $10.25 per share. The warrants to purchase 1,183,432 shares remain outstanding as of December 31, 2019.

For the period ended December 31, 2016, the investors converted 1,183,432 shares of Series A-1 Preferred into an equal number of shares of common stock, with no shares of Series A-1 Preferred Shares remaining outstanding.

July 2016 Series A-2 Preferred Stock

On July 11, 2016, the Company completed a private placement transaction with a small number of accredited investors pursuant to which the Company issued 1,724,137 shares of Series A-2 Convertible Preferred Stock (“Series A-2 Preferred”) and warrants to purchase up to 1,724,137 shares of common stock or Series A-2 Preferred. The shares of Series A-2 Preferred and warrants were sold in units, with each unit consisting of one share and one warrant, at a purchase price of $2.90 per unit. The Series A-2 Preferred is convertible into shares of common stock at an initial conversion rate of 1-for-1 (subject to stock splits, reverse stock splits and similar events) at any time at the discretion of the investor. The exercise price of the warrants is $2.90 per share, and the warrants are exercisable at any time over the five year term of the warrants. If the Company grants, issues or sells any Common Stock equivalents pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then a holder of Series A-2 Preferred or warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon conversion of the Series A-2 Preferred or exercise of the warrants (without regard to any limitations on conversion). If the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, then a holder of Series A-2 Preferred or warrants is entitled to participate in such distribution to the same extent as if the holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A-2 Preferred or exercise of the warrants (without regard to any limitations on conversion). Gross proceeds to the Company were approximately $5,000,000 excluding transactions costs, fees and expenses. In accordance with the transaction agreements, the Company filed a registration statement with the SEC, which has been declared effective, to register the resale from time to time of shares of common stock underlying the Series A-2 Preferred and the warrants. The July 2016 warrants include call provisions that are generally similar to the 2014 warrants. The exercise price of the July 2016 warrants is $2.90 per share, and accordingly 250% of such exercise price is $7.25 per share. For the period ended December 31, 2017, the investors have exercised July 2016 warrants to acquire 1,531,723 shares of common stock. As of December 31, 2019, 192,414 warrants remaining outstanding.

NOTE 19:   STOCK-BASED COMPENSATION, WARRANTS AND SHARES RESERVED

The Company accounts for stock-based compensation transactions in which the Company receives employee services in exchange for restricted stock units (“RSUs”) or options to purchase common stock and the Company recognizes stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period. Stock-based compensation cost for RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. Stock-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes option-pricing model. The Company accounts for forfeitures as they occur and will reduce compensation cost at the time of forfeiture.  Cash-settled Stock Appreciation Rights provide for the cash payment of the excess of the fair market value of the Company’s common stock price on the date of exercise over the grant price.  The fair value of the SARs is calculated during each reporting period and estimated using the Black-Scholes option pricing model. The SARs will vest over a period of three years and are accounted for as liability awards since they will be settled in cash.  Cash-settled SARs have no effect on dilutive shares or shares outstanding as any appreciation of the Company’s common stock over the grant price is paid in cash and not in common stock.

The Company has a 2009 Equity Incentive Plan (the “2009 Plan”). The 2009 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, and other forms of equity compensation (collectively “stock awards”). In addition, the 2009 Plan provides for the grant of performance cash awards. The initial aggregate number of shares of common stock that may be issued initially pursuant to stock awards under the 2009 Plan was 411,765 shares. The number of shares of common stock reserved for issuance automatically increase on January 1 of each calendar year, from January 1, 2010 through and including January 1, 2019, by the lesser of (a) 5.0% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year or (b) a lesser number of shares of common stock determined by the Company’s board of directors before the start of a calendar year for which an increase applies. On November 3, 2014, the number of shares reserved for issuance under the 2009 Plan increased by 1,000,000. On May 25, 2016, upon the approval of the Company’s stockholders at the annual meeting of stockholders, the number of shares reserved for issuance increased by 4,500,000. At December 31, 2018, the aggregate balance of shares reserved for issuance under the 2009 plan was 11,335,847 shares. On January 1, 2019, pursuant to the provisions of the 2009 Plan, 2,364,568 shares were added to the shares reserved for issuance pursuant to awards under the 2009 Plan (see Note 22). The 2009 Plan terminated effective February 2019 and no new awards may be made under the 2009 Plan. Outstanding options awarded under the 2009 Plan will remain outstanding and continue to be governed by the provisions of the 2009 Plan.

On January 30, 2019, the Company granted options to purchase 90,000 shares of common stock to the non-employee directors of the Company under the 2009 Plan with an exercise price of $3.09 per share. The options will vest over a period of one year. These options were valued using the Black-Scholes option pricing model, the expected volatility was approximately 56%, the term was six years, the dividend rate was 0.0 % and the risk-free interest rate was approximately 2.6%, which resulted in a calculated fair value of approximately $152,000.

On January 30, 2019, the Company awarded Restricted Stock Units (“RSUs”) covering 2,349,350 shares of common stock to the officers and employees of the Company under the 2009 Plan; as of the date of grant, the market price of the common stock was $3.09 per share. These RSUs vest in equal amounts each quarter on the determined date over a period of three years from grant date provided that the recipient has continued to provide services to the Company, or earlier upon the occurrence of certain events including a Change in Control of the Company (as defined in the 2009 Plan), or earlier upon the recipient’s separation from service to the Company by reason of death or disability (as defined in the 2009 Plan). The calculated fair value of the RSUs was approximately $7,259,000.

On January 30, 2019, the Company awarded RSUs covering 36,985 shares of common stock to an employee of the Company under the 2009 Plan; as of the date of grant, the market price of the common stock was $3.09 per share. These RSUs were vested in full at grant date. The calculated fair value of the RSUs was approximately $114,000 and expensed immediately.

During the quarter ended September 30, 2019, the Company granted SARs with respect to a total of 290,000 reference units of common stock to certain non-employee directors and non-executive employees of the Company, with initial reference prices ranging from $0.74 to $0.97 per SAR. The SARs will vest with respect to the one-sixth of the reference units on the date that is six months after the vesting commencement date and one thirty-sixth of the reference units thereafter on each subsequent monthly anniversary of the vesting commencement date, and is exercisable in full after the third anniversary of the vesting commencement date (and earlier upon a change in control of the Company).

During the year ended December 31, 2019, vested but unexercised options and unvested options to purchase 1,550,856 shares of common stock were canceled following the holders’ termination of employment.

The following summarizes the stock option activity for the years ended December 31, 2019 and 2018 below:

	2009 Equity Incentive Plan	Weighted Average Exercise Price	Weighted Average Remaining Contract Life
Total Outstanding Vested and Expected to Vest as of December 31, 2017	6,726,594	$5.05	8.17 years

Options Granted	2,905,789	3.01	9.17 years
Options Exercised	(4,166)	3.35	—
Options Canceled	(330,116)	5.47	—

Total Outstanding Vested and Expected to Vest as of December 31, 2018	9,298,101	$4.40	7.92 years

Options Granted	90,000	$3.09	9.08 years
Options Canceled	(1,550,856)	4.26	—

Total Outstanding Vested and Expected to Vest as of December 31, 2019	7,837,245	$4.40	6.01 years

Vested at December 31, 2019	6,917,685	$4.57	5.74 years

Stock based compensation expense for the years ended December 31, 2019 and 2018 was approximately $5,868,000 and $6,535,000, respectively. As of December 31, 2019, unrecognized compensation expense related to these stock options was approximately $1,478,000 and will be recorded as compensation expense over the next two years.

The aggregate intrinsic value (the difference between the Company’s closing stock price on the last trading day of the year and the exercise price, multiplied by the number of in-the-money options) of 7,837,245 and 9,298,101 stock options outstanding at December 31, 2019 and 2018 was approximately $0 and $0, respectively. The aggregate intrinsic value of 6,917,685 and 6,130,337 stock options exercisable at December 31, 2019 and 2018 was approximately $0 and $0, respectively.

Restricted Stock Units

The following table summarizes the RSUs outstanding at December 31, 2019 and December 31, 2018:

December 31, 2019	RSUs		Price Per Share at Grant Date	Date of Grant
Non-Employee Board of Directors	150,000	(1)	$8.46	May 25, 2016
Company Executives	950,000	(1)	$3.50	March 1, 2017
Company Executives	228,141	(2)	$2.83	February 21, 2018
Company Executives and Employees	1,762,256	(3)	$3.09	January 30, 2019
Total RSUs	3,090,397

(1) The RSUs will have cliff vesting after seven years of continuous service or upon change of control from date of grant or upon death or disability.

(2) The RSUs vest ratably annually over a period of three years if the recipient has provided continuous service or upon change of control or upon death or disability.

(3) The RSUs vest ratably quarterly over a period of three years if the recipient has provided continuous service or upon change of control or upon death or disability.

December 31, 2018	RSUs		Price Per Share at Grant Date	Date of Grant
Non-Employee Board of Directors	350,000	(1)	$8.46	May 25, 2016
Company Executives	950,000	(1)	$3.50	March 1, 2017
Company Executives	342,212	(2)	$2.83	February 21, 2018
Total RSUs	1,642,212

(1) The RSUs will have cliff vesting after seven years of continuous service from date of grant or upon change of control or upon death or disability.

(2) The RSUs vest ratably annually over a period of three years if the recipient has provided continuous service or upon change of control or upon death or disability.

Expense related to RSUs, included in the stock based compensation above, for the years ended December 31, 2019 and 2018 was approximately $2,597,000 and $1,174,000, respectively.  The recorded expense related to RSUs for the year ended December 31, 2019 was reduced by approximately $798,000, due to the termination of two non-employee members of the board of directors during the year ended December 31, 2019. The Company accounts for forfeiture as they occur and reduces the compensation cost at the time of forfeiture.

Cash-settled Stock Appreciation Rights

The following table summarizes cash-settled SARS outstanding at December 31, 2019:

	Number of Units	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)
Outstanding as of December 31, 2018	—	$0.00
Granted	290,000	0.82	6.7 Years
Forfeited	—	0.00
Exercised	—	0.00
Outstanding at December 31, 2019	290,000	$0.82	6.7 Years

The Company had a liability, which is included in accrued other expenses in the consolidated balance sheets, associated with its SARs of approximately $18,000 and $0 at December 31, 2019 and December 31, 2018, respectively.  These SARs were valued using the Black-Scholes option pricing model, the expected volatility was approximately 57%, the term was seven years, the dividend rate was 0.0% and the risk-free interest rate was approximately 1.8%, which resulted in a calculated fair value of approximately $103,000.  The fair value of these liability awards will be remeasured at each reporting period until the date of settlement. Increases and decreases in stock-based compensation expense are recognized over the vesting period, or immediately for vested awards. For the years ended December 31, 2019, the Company recognized compensation expense of $18,000, associated with these awards, as compared to compensation expense of $0 for the year ended December 31, 2018.

The following table summarizes warrants outstanding at December 31, 2019 and December 31, 2018:

December 31, 2019	Warrant Shares	Exercise Price Per Share	Date Issued	Expiration Date
Old Adamis Warrants	58,824	$8.50	November 15, 2007	November 15, 2021
Preferred Stock Series A-1 Warrants	1,183,432	$4.10	January 26, 2016	January 26, 2021
Preferred Stock Series A-2 Warrants	192,414	$2.90	July 11, 2016	July 11, 2021
2016 Warrants	700,000	$2.98	August 3, 2016	August 3, 2021
2019 Warrants	13,800,000	$1.15	August 5, 2019	August 5, 2024
Total Warrants	15,934,670

December 31, 2018	Warrant Shares	Exercise Price Per Share	Date Issued	Expiration Date
Old Adamis Warrants	58,824	$8.50	November 15, 2007	November 15, 2019
Underwriter Warrants	4,217	$7.44	January 16, 2014	January 16, 2019
Preferred Stock Series A-1 Warrants	1,183,432	$4.10	January 26, 2016	January 26, 2021
Preferred Stock Series A-2 Warrants	192,414	$2.90	July 11, 2016	July 11, 2021
2016 Common Stock, Private Placement	700,000	$2.98	August 3, 2016	August 3, 2021
Total Warrants	2,138,887

Shares Reserved

At December 31, 2019, the Company has reserved shares of common stock for issuance upon exercise of outstanding options and warrants, and vesting of RSUs, as follows:

Warrants	15,934,670
RSU	3,090,397
2009 Equity Incentive Plan	7,837,245
Total Shares Reserved	26,862,312

 Note 20:     Segment Information

Commencing April 1, 2020, our management, including the chief executive officer, who is our chief operating decision maker (“CODM”), began managing our operations as operating in two business segments: Drug Development and Commercialization which includes out-licensing the Company’s FDA approved products; and Compounded Pharmaceuticals which includes the Company’s registered outsourcing facility, based on changes to the way that management monitors performance, aligns strategies, and allocates resources. Based on these changes, we determined that each of these operating segments represented a reportable segment. The following information is presented to recast the 2019 and 2018 financial information for comparative purposes as if the 2020 segment reporting has been applied to the years ended December 31, 2019 and 2018. While the CEO is apprised of a variety of financial metrics and information, the business is principally managed and organized based upon business units. Each segment is separately managed and is evaluated primarily upon segment net income (loss). The Company does not report balance sheet information by segment because the Company’s CODM does not review that information. Goodwill recorded in the Compounded Pharmaceuticals business segment which was related to the acquisition of USC in 2016 was approximately $7,641,000. The revenues of the Drug Development and Commercialization segment for the twelve months ended December 31, 2019 and 2018 were all from the Sandoz distribution channel.

The following tables present a summary of the Company’s reporting segments for the twelve months ended December 31, 2019 and 2018, respectively:

	Twelve Months ended December 31, 2019			Twelve Months ended December 31, 2018
	Drug Development and Commercialization	Compounded Pharmaceuticals	Consolidated	Drug Development and Commercialization	Compounded Pharmaceuticals	Consolidated

REVENUE, net	3,762,967	$18,350,902	$22,113,869	—	$15,086,643	$15,086,643
COST OF GOODS SOLD	5,056,956	10,421,859	15,478,815	—	9,797,988	9,797,988
Gross Profit	(1,293,989)	7,929,043	6,635,054	—	5,288,655	5,288,655

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	11,271,407	14,016,161	25,287,568	11,530,439	14,417,623	25,948,062
RESEARCH AND DEVELOPMENT	10,293,109	82,882	10,375,991	18,788,536	5,300	18,793,836
LOSS ON IMPAIRMENT	—	322,106	322,106	—	10,517	10,517
Loss from Operations	(22,858,505)	$(6,492,106)	$(29,350,611)	(30,318,975)	$(9,144,785)	$(39,463,760)

OTHER INCOME (EXPENSE)
Interest Expense	—	(123,258)	(123,258)	(51,056)	(106,709)	(157,765)
Interest Income	173,938	1,834	175,772	238,164	7,239	245,403
Total Other Income (Expense)	173,938	(121,424)	52,514	187,108	(99,470)	87,638
Net (Loss) Before Income Taxes	(22,684,567)	$(6,613,530)	$(29,298,097)	(30,131,867)	$(9,244,255)	$(39,376,122)

The CODM is provided certain segment cash flow information in connection with operating and investment decisions regularly. Accordingly, the following segment information is presented for Drug Development and Commercialization, and Compounded Pharmaceuticals.

	December 31, 2019	December 31, 2018
Assets
Drug Development and Commercialization	$20,388,803	$32,260,080
Compounded Pharmaceuticals	27,451,714	26,097,967
Total Assets	$47,840,517	$58,358,047

	Twelve Months Ended December 31,
	2019	2018
Capital expenditures:
Drug Development and Commercialization	$538,362	$1,335,885
Compounded Pharmaceuticals	1,859,479	2,605,713
Total capital expenditures	$2,397,841	$3,941,598

	Twelve Months Ended December 31,
	2019	2018
Depreciation and amortization:
Drug Development and Commercialization	$1,431,418	$1,166,698
Compounded Pharmaceuticals	1,513,098	1,932,218
Total depreciation and amortization	$2,944,516	$3,098,916

NOTE 21:    INCOME TAXES

Net operating losses and tax credit carryforwards as of December 31, 2019 are as follows:

	Amount	Expiration Years
Net operating losses, federal (Post December 31, 2017)	$55,107,861	N/A
Net operating losses, federal (Pre January 1, 2018)	86,660,717	2028-2038
Net operating losses, state	51,151,052	2030-2039
Tax credits, federal	2,352,726	2037-2039
Tax credits, state	1,452,755	N/A

Pursuant to Internal Revenue Code Section 382, the annual use of the net operating loss carry forwards and research and development tax credits could be limited by any greater than 50% ownership change during any three year testing period. As a result of any such ownership change, portions of the Company’s net operating loss carry forwards and research and development tax credits are subject to annual limitations. The Company completed a Section 382 analysis, and the net operating loss deferred tax assets reflect the results of the analysis. The recoverability of these carry forwards could be subject to limitations upon future changes in ownership as defined by Section 382 of the Internal Revenue Code.

 ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carry forwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry forward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.

At December 31, 2019 and 2018, the Company reassessed its need for valuation allowance and decreased the valuation allowance because a portion of the indefinite lived taxable temporary difference was determined to be a future source of taxable income. This reassessment resulted in a tax expense (benefit) of $9,000 and ($369,000), respectively.

The expense (benefit) for income taxes from continuing operations consists of the following for the years ended December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Current	$9,000	$3,000
Deferred	7,428,000	7,128,000
Total	7,437,000	7,131,000
Change in Valuation Allowance	(7,428,000)	(7,500,000)
Tax Expense (Benefit), net	$9,000	$(369,000)

At December 31, 2019 and December 31, 2018 the significant components of the deferred tax assets from continuing operations are summarized below:

	December 31, 2019	December 31, 2018
Deferred Tax Assets
Net Operating Losses Carryforwards	$32,621,000	$26,322,000
Tax Credits	3,805,000	2,117,000
Stock Compensation	1,689,000	1,037,000
Accrued Expenses	172,000	586,000
Other	134,000	3,000
Total Deferred Tax Assets	38,421,000	30,065,000
Valuation Allowance	(36,989,000)	(28,338,000)
	$1,432,000	$1,727,000
Deferred Tax Liabilities
Intangibles	$(1,373,000)	$(1,628,000)
Fixed Assets	(171,000)	(211,000)
Total Deferred Tax Liabilities	(1,544,000)	(1,839,000)
Net Deferred Tax Liability	$(112,000)	$(112,000)

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities.

The Company has determined at December 31, 2019 and December 31, 2018 that a full valuation allowance would be required against of all the Company’s operating loss carry forwards and deferred tax assets that the Company do not expect to be utilized by deferred tax liabilities.

The following table reconciles the Company’s losses from continuing operations before income taxes for the year ended December 31, 2019 and December 31, 2018.

	December 31, 2019		December 31, 2018
Federal Statutory Rate	$(6,330,000)	21.00%	$(8,269,000)	21.00%
State Income Tax, net of Federal Tax	7,000	(0.02%)	(663,000)	1.68%
Other Permanent Differences	414,000	(1.37%)	1,962,000	(4.98%)
Section 382 Analysis and Other	—	—	—	—
Tax Cuts and Jobs Act	—	—	—	—
Research and Development Credits	(652,000)	2.16%	(899,000)	2.28%
Change in Valuation Allowance	6,570,000	(21.80%)	7,500,000	(19.04%)
Expected Tax Expense (Benefit)	$9,000	(0.03%)	$(369,000)	0.94%

Interest and penalties related to uncertain tax positions are recognized as a component of income tax expense. For the tax year ended December 31, 2019 and 2018, the Company recognized no interest or penalties.

NOTE 22:    SUBSEQUENT EVENTS

On February 25, 2020, the Company completed a registered direct offering of 11,600,000 shares of common stock, pursuant to its existing shelf registration statement and a prospectus supplement and accompanying prospectus, and a concurrent private placement of warrants to purchase 8,700,000 shares of common stock, to a small number of accredited institutional investors. The combined purchase price for one share and 0.75 warrant was $0.58, and the aggregate gross purchase price was $6,700,000, excluding any future proceeds from the potential exercise of the warrants and before deducting placement agent fees and other offering expenses payable by the Company.  The warrants have an exercise price of $0.70 per share.  The warrants are exercisable commencing on the later of (i) six months from the date of issuance or (ii) the date that the Company’s stockholders approve a reverse stock split or an increase in the number of authorized shares of Common Stock of the Company in an amount sufficient to permit the exercise in full of all of the Warrants (each, a “Capital Event”), and will expire five years after they become exercisable.  Maxim Group LLC acted as the placement agent in connection with the offering and received a fee equal to 6.0% of the gross purchase price of the securities sold in the offering and reimbursement of certain out-of-pocket expenses.

Broad-based business or economic disruptions could adversely affect our ongoing business and research, development and commercial activities and could include disruptions to the productivity of our employees working remotely or their ability to travel on matters relating to the Company’s business activities.  The novel strain of coronavirus reported to have surfaced in China in December 2019, and the related COVID-19 outbreak in 2019 and 2020, has spread to many other countries including the United States. As of the date of this Report, this outbreak has resulted in extended shutdowns of certain businesses in the United States and elsewhere and has had ripple effects on businesses and activities around the world. The outbreak and any preventative or protective actions that we, our customers, our respective manufacturers, suppliers or other third parties with which we have business relationships, or governments may take in respect of the coronavirus and COVID-19 outbreak could disrupt our business and the business of our customers or third parties with which we have business relationships.  Global health concerns, such as coronavirus, could also result in social, economic, and labor instability in the countries in which we or the third parties with whom we engage operate. In addition, the COVID-19 outbreak could result in a severe economic downturn and has already significantly affected the financial markets of many countries.  A severe or prolonged economic downturn or political disruption could result in a variety of risks to our business, including our ability to raise capital when needed on acceptable terms, if at all.  A weak or declining economy or political disruption could also strain our manufacturers or suppliers, possibly resulting in supply disruption, or cause our customers to delay making purchases or payments for our products. Any of the foregoing could harm our business.  As of the date of this Report, we have not experienced any known material business disruptions or material adverse effect on our business or financial condition resulting from the COVID-19 outbreak.  However, we cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if we, our customers, or any of the third parties with whom we engage, including the suppliers, manufacturers, regulators and other third parties with whom we conduct business or have business relationships, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner presently anticipated could be materially and negatively impacted.